For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

TECHNOLOGY RESEARCH CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, February 6, 2009 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenue and earnings for its third fiscal quarter ended December 31, 2008.

Revenue was $7.8 million for the fiscal quarter ended December 31, 2008, a decrease of $1.4 million from revenue of $9.2 million for the fiscal quarter ended December 31, 2007.  Net income for the third fiscal quarter ended December 31, 2008 was $0.3 million or $.04 per diluted common share compared with net income of $0.4 million or $.06 per diluted common share for the fiscal quarter ended December 31, 2007.

Orders for the third fiscal quarter were $10.6 million, an increase of $2.6 million from the same fiscal quarter last year.  Military orders were $6.8 million, an increase of $4.6 million from the third fiscal quarter of the previous year and commercial orders were $3.8 million, a decrease of $2.0 million from the third quarter of the prior year.

Cash and cash equivalents and short-term investments were approximately $5.1 million at December 31, 2008, an increase of approximately $1.5 million from March 31, 2008.

Owen Farren, President & CEO said, “Military orders continue to be strong and in excess of prior year levels, but we have seen significant weakness in our commercial bookings during our third fiscal quarter and continuing into our fiscal fourth quarter.  Our commercial bookings have been significantly impacted by the downturn in the economy and the turmoil in the financial credit markets.  The diversification of our business has allowed us to remain profitable during these challenging times.

Two initiatives that TRC has underway make us cautiously optimistic about continued profitability in these uncertain economic times.  First, TRC has introduced new products this fiscal year and we expect to add additional new products that will be introduced in our new fiscal year starting April 1, 2009.  Second, we expect that our investment in streamlining our business operations and reducing our manufacturing costs will continue to favorably impact our business in FY 2010.”

The third quarter dividend of $.02 per share was paid on January 15, 2009 to shareholders of record as of December 31, 2008.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2008	2007	2008	2007
Operating revenues:
Commercial	$4,047	5,735	15,290	16,947
Military	3,774	3,504	10,459	11,209
	7,821	9,239	25,749	28,156

Operating expenses:
Cost of sales	5,270	6,606	17,140	19,831
Selling, general and administrative	1,804	1,730	5,885	5,314
Research, development and engineering	586	527	1,716	1,430
	7,660	8,863	24,741	26,575

Income from operations	161	376	1,008	1,581
Interest and other income	159	36	535	73
Income before income taxes	320	412	1,543	1,654
Income tax expense	65	56	292	414
Net income	$255	356	1,251	1,240

Earnings per common share:
Basic	$0.04	0.06	0.21	0.21
Diluted	$0.04	0.06	0.21	0.21

Weighted average number of common shares outstanding:
Basic	5,890,828	5,888,828	5,890,828	5,888,828
Diluted	5,897,310	5,910,053	5,902,647	5,938,708

Dividend Paid	$0.02	0.02	0.06	0.06

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

		(a)
ASSETS	December 31,	March 31,
	2008	2008
Current assets:
Cash and cash equivalents	$1,131	2,132
Short-term investments	4,001	1,495
Accounts receivable, net	4,740	6,573
Other receivables	903	869
Income taxes receivable	791	197
Inventories	8,129	7,788
Prepaid expenses and other current assets	451	258
Deferred income taxes	604	1,446
Total current assets	20,750	20,758

Property, plant and equipment	15,307	15,288
Less accumulated depreciation	11,918	11,604
Net property, plant and equipment	3,389	3,684

Intangible assets (net)	419	463
Deferred income taxes	55	-
Other assets	37	45
	$24,650	24,950
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$1,825	3,111
Accrued expenses	1,460	1,781
Dividends payable	132	132
Total current liabilities	3,417	5,024
Income taxes payable	137	-
Deferred income taxes	-	37
Total liabilities	3,554	5,061

Stockholders' equity:
Common stock	3,015	3,015
Additional paid-in capital	9,879	9,568
Retained earnings	8,242	7,346
Treasury stock, 21,500 shares at cost	(40)	(40)
Total stockholders' equity	21,096	19,889
	$24,650	24,950

(a) The condensed consolidated balance sheet is derived from the Company's audited balance sheet as of that date.